March 2008

Amendment No. 1 dated March 26, 2008 to
Pricing Sheet dated March 20, 2008 relating to
Preliminary Pricing Supplement No. 546 dated February 29, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Equities and Commodities

Buffered Securities due March 30, 2012
Based on the Value of a Basket of Three Equity Indices and a Commodity Index
PRICING TERMS – MARCH 20, 2008
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered Security
Stated principal amount:	$1,000 per Buffered Security
Pricing date:	March 20, 2008
Original issue date:	March 28, 2008
Maturity date:	March 30, 2012
Aggregate principal amount:	$2,160,000
Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting	Initial basket component value
	S&P 500® Index (the “SPX Index”)	SPX	30%	1,329.51
	MSCI EAFE Index® (the “EAFE Index”)	MXEA	30%	1,945.19
	Dow Jones–AIG Commodity Index (the “Commodity Index”)	DJAIG	30%	198.9532*
	Russell 2000® Index (the “RTY Index”)	RTY	10%	681.42

*Due to a market disruption event with respect to the Commodity Index on the pricing date, the initial basket component value for the Commodity Index was determined on March 26, 2008 in accordance with the fallback mechanics set forth under "Description of Buffered Securities––Valuation Date" in the accompanying preliminary pricing supplement.

Payment at maturity:	¡	If the basket percentage increase is positive,
$1,000 + upside payment
There will be no maximum payment at maturity.
	¡	If the basket performance factor is less than or equal to 100%, but greater than or equal to 80%, the stated principal amount.
	¡	If the basket performance factor is less than 80%: $1,000 x basket performance factor + $200
This amount will be less than the stated principal amount of $1,000. However, in no circumstances will the Buffered Securities pay less than $200 per Buffered Security at maturity.
Upside payment:	$1,000 x basket percentage increase x participation rate
Maximum payment at maturity	There is no maximum payment at maturity.
Minimum payment at maturity	$200 per Buffered Security (20% of the stated principal amount)
Basket percentage increase:
The sum of the products of (i) the final value for each basket component minus the initial value for such basket component divided by the initial value of such basket component times (ii) the respective basket component weighting for such basket component

Basket performance factor:
The sum of the products of (i) the final value for each basket component divided by the initial value for such basket component times (ii) the respective basket component weighting for such basket component

Participation rate:	100%
Buffer amount:	20%
Initial value:
SPX 500 Index, the EAFE Index and the RTY Index: the respective closing values of such indices on the pricing date, subject to adjustment for market disruption events
Commodity Index: the official settlement price of such index on the pricing date, subject to adjustment for market disruption events
See “Basket – Initial basket component value” above.

Final value:	For each basket component, the closing value or official settlement price, as applicable, on the valuation date
Valuation date:	March 23, 2012, subject to postponement for certain market disruption events
Interest:	None
CUSIP:	6174464E6
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Buffered Security	$1,000	$30	$970
Total	$2,160,000	$64,800	$2,095,200
(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

“Standard &Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®” and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  “MSCI EAFE Index®” is a trademark of MSCI Inc., and has been licensed for use by Morgan Stanley.  “Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group and have been licensed for use by Morgan Stanley.  The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  The Buffered Securities are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the Buffered Securities.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 546 dated February 29, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.